As filed with the Securities and Exchange Commission on May 28, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARMIKE CINEMAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-1469127 (I.R.S. Employer Identification Number)

1301 First Avenue

Columbus, Georgia 31901

(Address of Principal Executive Offices) (Zip Code)

Carmike Cinemas, Inc. 2014 Incentive Stock Plan

Carmike Cinemas, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Daniel E. Ellis

Senior Vice President, General Counsel and Secretary

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Alan J. Prince

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.03 per share	2,331,080	$32.155	$74,955,877.40	$9,654.32
Common Stock, par value $.03 per share	250,000	$32.155	$8,038,750	$1,035.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s common stock as quoted on The NASDAQ Global Market on May 21, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 2,331,080 shares of common stock, par value $.03 per share (the “Common Stock”), of Carmike Cinemas, Inc. (the “Registrant”) to be issued to eligible employees, directors and consultants of the Registrant or a subsidiary or parent pursuant to the Carmike Cinemas, Inc. 2014 Incentive Stock Plan (the “Stock Plan”). The Stock Plan includes 1,055,084 unissued shares that were previously authorized for issuance under the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “Predecessor Plan”). In addition, up to 1,275,996 shares that were subject to grants under the Predecessor Plan will become available for issuance under the Stock Plan upon the forfeiture of such shares or the expiration of the grants to which such shares are subject. The exact number of such shares will depend upon which grants, if any, under such Predecessor Plan are forfeited. Shares subject to grants under the Stock Plan will again become available for issuance under the Stock Plan upon the forfeiture of such shares.

This Registration Statement on Form S-8 also relates to 250,000 shares of Common Stock to be issued to eligible employees of the Registration pursuant to the Carmike Cinemas, Inc. Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Stock Plan and the ESPP, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectuses required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 4, 2014;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 5, 2014;

(c)	the Registrant’s Current Report on Form 8-K filed on May 15, 2014; and

(d)	the description of the Registrant’s common stock contained in amendments to Form 8-A filed with the Commission on January 31, 2002 and February 14, 2002 (File No. 000-14993), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or repl ed for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, (the “DGCL”), the Registrant’s amended and restated certificate of incorporation contains a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (iv) for a transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation provides that the Registrant shall indemnify any and all persons whom the Registrant has the power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Further, the Registrant’s by-laws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the DGCL upon a determination by a majority of the board of directors, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in or not opposed to the Registrant’s best interests and had no reasonable cause to believe his conduct was unlawful. Any expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

The Registrant may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to its employees and agents similar to those conferred to its directors and officers as described above.

The Registrant has entered into indemnity agreements with its directors and certain executive officers. The indemnity agreements provide a contractual right to indemnification to the indemnities for certain expenses incurred due to actions, suits or other proceedings brought against them in their capacity as directors, officers, employees or agents of the Registrant or any of its subsidiaries.

The Registrant has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc., (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 21, 2010 and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed January 22, 2009 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

10.1	Carmike Cinemas, Inc. 2014 Incentive Stock Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on April 18, 2014 and incorporated herein by reference).

10.2	Carmike Cinemas, Inc. Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on April 18, 2014 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on this 28th day of May, 2014.

CARMIKE CINEMAS, INC.

By:	/s/ Richard B. Hare
Richard B. Hare Senior Vice President—Finance, Treasurer, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of May, 2014.

Name	Title

/S/ S. DAVID PASSMAN III S. David Passman III	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ RICHARD B. HARE Richard B. Hare	Senior Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ ROLAND C. SMITH Roland C. Smith	Chairman of the Board of Directors

/S/ MARK R. BELL Mark R. Bell	Director

/S/ JEFFREY W. BERKMAN Jeffrey W. Berkman	Director

/S/ SEAN T. ERWIN Sean T. Erwin	Director

/S/ JAMES A. FLEMMING James A. Flemming	Director

/S/ ALAN J. HIRSCHFIELD Alan J. Hirschfield	Director

/S/ PATRICIA A. WILSON Patricia A. Wilson	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Amendment to Form 8-A filed January 31, 2002 and incorporated herein by reference).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc., (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 21, 2010 and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Carmike Cinemas, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed January 22, 2009 and incorporated herein by reference).

5.1	Opinion of King & Spalding LLP.

10.1	Carmike Cinemas, Inc. 2014 Incentive Stock Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on April 18, 2014 and incorporated herein by reference).

10.2	Carmike Cinemas, Inc. Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed on April 18, 2014 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).